Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)
Avidity Biosciences, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	24,255,624(1)	$23.96(2)	$581,043,472.92(2)	0.0001476	$85,762.02
	Total Offering Amounts					$581,043,472.92		$85,762.02
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$85,762.02
(1)Consists of (i) 15,224,773 shares of the registrant’s common stock issued to the selling securityholders and (ii) 9,030,851 shares of the registrant’s common stock issuable to certain of the selling securityholders upon the exercise of outstanding pre-funded warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, and based upon the average of the high and low prices for a share of the registrant’s common stock as reported on the Nasdaq Global Select Market on March 26, 2024 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).